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                                                                    EXHIBIT 5.01

                          FORM OF OPINION RE LEGALITY
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       Effective as of the effective date of the Registration Statement,
Lewis, D'Amato, Brisbois & Bisgaard LLP, Los Angeles, California counsel for the Company, will deliver to the Company an opinion substantially to the effect that:

               (a) the Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California, and duly qualified to transact business as a foreign corporation and is in good standing under the laws of all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company; and


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               (b)  the Company has an authorized capital stock as set forth under the heading "CAPITALIZATION" in the Prospectus; other than as disclosed in the Registration Statement and the Prospectus: (i) there are no outstanding options, warrants, or other rights calling for the issuance of, and no commitment, plan or arrangement to issue or register, any share of capital stock of the Company; (ii) all of the shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; (iii) the Shares have been duly authorized by all necessary corporate action of the Company, and, when issued and delivered to and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable; the shares of capital stock of the Company have been duly authorized for quotation on the Nasdaq SmallCap Market; (iv) no holders of outstanding shares of capital stock of the Company are entitled as such to any preemptive or other rights to subscribe for any of the Shares; and (v) no holders of securities of the Company are entitled to have such securities registered under the Registration Statement.

               In rendering such opinion counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and public officials. Such opinion may be limited to the laws of the United States, the laws of the State of California and the General Corporation Law of the State of California. In addition, such opinion may be limited by such other disclaimers and qualifications as are customary and appropriate for such opinions.